Exhibit 99.1

VAREX IMAGING NAMES DR. CHERTOFF TO BOARD OF DIRECTORS

SALT LAKE CITY, Utah, April 3, 2017 - Varex Imaging Corporation (Nasdaq: VREX) today announced that Jocelyn D. Chertoff, MD, has been appointed to the company’s Board of Directors, effective April 3, 2017.

Dr. Chertoff is Chair of the Department of Radiology and Professor of Radiology and Obstetrics and Gynecology at Dartmouth Hitchcock Medical Center. She is also Vice President of the Regional Radiology Service Line, Director of Gastrointestinal Radiology, and Assistant Medical Director for Medical Staff Affairs.

“I am very pleased to have Jocelyn Chertoff join the Varex Board of Directors,” said Ruediger Naumann-Etienne, Chairman of the Board of Directors of Varex Imaging Corporation. “She is not only a highly accomplished physician and educator, but also brings her vast experience in radiology from an end user perspective that will help us with product development and in our relationships with existing and prospective X-ray imaging system manufacturers,” added Mr. Naumann-Etienne.

Dr. Chertoff will serve on the Compensation and Management and Development Committee and the Nominating and Corporate Governance Committee. In connection with this appointment, the Varex Board increased its size to seven directors.

Dr. Chertoff graduated from Brown University, then from University of Vermont College of Medicine. Following a Transitional Internship at Hartford Hospital, a Pediatric Internship at University of Connecticut Health Sciences Center, and two years in a physician shortage area, and after serving as the Medical Director for Vermont EMS, she completed a Residency in Radiology and a Fellowship in Cross-Sectional Imaging at the Medical Center of Vermont. She was a 2003-2004 Fellow of the Executive Leadership in Academic Medicine (ELAM) Program, and she received a Master’s degree from the Center for the Evaluative Clinical Sciences at Dartmouth College in 2005, and a Master’s of Health Care Delivery Science from the Tuck School of Business at Dartmouth College and The Dartmouth Institute.

Dr. Chertoff serves on multiple institutional and national committees, and is Past Chair of the Association of American Medical Colleges Group on Women in Medicine and Science, as well as the Hitchcock Foundation Board of Directors. She is Past President of the Alliance of Clinician-Educators in Radiology, the Association of Program Directors in Radiology, the Association of University Radiologists and the New Hampshire Radiological Society.

About Varex Imaging

Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include tubes, digital flat panel detectors and other image processing solutions, which are key components of X-ray imaging systems. Varex’s components are used in medical imaging as well as in industrial and security imaging applications. With a 65+ year history of successful innovation, global OEM manufacturers of X-ray imaging system use the company’s X-ray sources, digital detectors, connecting devices and imaging software as components in their systems to detect, diagnose and protect. Varex employs approximately 1,400 people located at manufacturing and service center sites in North America, Europe, and Asia. For more information about Varex, visit www.vareximaging.com.

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For Information Contact:
Howard Goldman
Director of Investor & Public Relations
Varex Imaging Corporation
801.978.5274 | howard.goldman@vareximaging.com